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                                                                     EXHIBIT 3.2

                              STATE OF WASHINGTON
                             CORPORATIONS DIVISION
                        OFFICE OF THE SECRETARY OF STATE

                             ARTICLES OF AMENDMENT

     Pursuant to RCW 23B.10.020 and RCW 23B.10.060 of the Washington Business Corporation Act, the undersigned corporation hereby submits the following amendment(s) to the corporation's Articles of Incorporation.

1.   The name of the corporation is: WSB FINANCIAL GROUP, INC.

2.   The text of each amendment as adopted is as follows:

     Article IV is amended as follows:

                                  ARTICLE IV.
                               AUTHORIZED CAPITAL

          The authorized capital stock of this corporation shall consist of 15,357,250 shares of common stock with a par value of $1.00 per share.

3. The amendment provides for no exchange, classification or cancellation of issued shares.

4.   The date of adoption of the above amendment was: August 15, 2006.

     The amendment was duly adopted by the Board of Directors of the corporation in connection with a stock split and related stock dividend pursuant to RCW 23B.10.010, pursuant to which no shareholder action was required.

     These Articles of Amendment are executed by the corporation by its duly authorized officer.

Dated: August 15,2006.

                                        WSB FINANCIAL GROUP, INC


                                        By: /s/ David K. Johnson
                                            ------------------------------------
                                            David K. Johnson, President and CEO